EXHIBIT 10.2

EMPLOYMENT AGREEMENT

Employment Agreement, executed this 9th day of September, 2004 between NuVim Inc., a Delaware corporation (the “Company”), and John L. Sullivan (“Employee”).

Whereas, the Company desires to enter into an employment agreement with Employee as Vice President of Sales for term of three years commencing upon the consummation of an initial public offering of the stock of NuVim, Inc. (an “IPO”); and

Whereas, Employee is willing to accept such employment on the terms set forth herein.

Now, therefore, the Company and Employee hereby agree as follows:

1.           Employment.

1.1         General.  The Company hereby agrees to employ Employee in the capacity of Vice President of Sales and Employee hereby accepts such employment, upon the terms and subject to the conditions herein contained and as specified in the IPO.

1.2         Duties and Authority.  During the term of Employee’s employment hereunder, Employee shall direct business of the Company and have such responsibilities, duties and authority as may, from time to time, be assigned to Employee by the Company’s Board of Directors (the “Board”).  During the term of the Agreement, Employee shall serve the Company, faithfully and to the best of the Employee’s ability, and shall devote substantially all of the Employee’s business time and efforts to the business and affairs of the Company (including its subsidiaries and affiliates) and the promotion of its interests.  Employee shall be available to the Company at such times and places as the Company shall reasonably request during the term hereof.  If Employee wishes to serve as a Director of any company other than Company, Employee shall first obtain approval from the Company’s Board of Director, which approval shall not be unreasonably withheld.

2.           Term of Employment.  The term of this Agreement shall commence on the consummation date of the IPO and shall continue for three years therefrom. Thereafter, the term of this Agreement shall be automatically extended for successive and additional one-year periods, unless Employee or the Company shall provide a written notice of termination at least one hundred eighty (180) days prior to the end of the initial term or any extended term.  The term of this Agreement is subject to early termination in accordance with the provisions set forth herein.  The election of the Company or Employee to terminate this Agreement as of the expiration of the initial term, or as of the end of any one-year renewal period, as provided in this Section 2 shall not be deemed to be termination by the Company hereof or by Employee without Cause (as defined below), and in such event Employee shall only be entitled to the compensation set forth hereafter.

3.           Compensation and Benefits

3.1         Salary.  The Company shall pay to Employee a base salary at the annual rate of $175,000.00 or at such increased rate as the Board, in its sole discretion, may hereafter from time to time determine (“Base Salary”), payable in accordance with the regular payroll practices of the Company.

3.2        Expenses.  Employee shall be entitled to receive proper reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Employee in performing services under this Agreement, according to the Company’s expense account and reimbursement policies and provided that Employee shall submit reasonable documentation with respect to such expenses.  Company will reimburse Employee for financial advisory services up to a maximum of $5,000.00 per year or such other number as is authorized in the IPO or the board of directors.

3.3         Bonus and SOP.  During the term of this Agreement, Employee shall be entitled to participate in the Company’s Employee Stock Option Plans (to the extend the same is provided for after the issuance of the IPO), and Employee shall be entitled to receive a cash bonus payment (“Bonus”) not to exceed a maximum of 100% of Employee’s Base Salary unless otherwise approved by the board of directors.  The employee, in his/her sole discretion, may elect to receive stock options or warrants instead of cash, provided the value of said options or warrants does not exceed the value of the cash bonus. Such bonus and option grants shall be related to the achievement of the Company’s revenues and profits goals and shall be approved by the Board.  Any Bonus payable hereunder shall be paid within 60 days following the completion of the bonus period.  Bonus guidelines shall be established by the company at or after the issuance of the IPO.

3.4         No Other Benefits.  During the term of this Agreement or upon any termination hereof, the Company shall have no obligation to pay or provide, any compensation or benefits other than as set forth herein, provided, however, that Employee shall be entitled to all benefits generally available under the employee benefit plans, and the policies and practices, of the Company, determined in accordance with the applicable terms and provisions of such plans, policies and practices, in each case, as accrued to the date of termination of employment.

4.0         Termination of Employment.

4.1         Events of Termination.  Employee’s employment hereunder shall terminate prior to the expiration of the terms set forth in Section 2 hereof upon the occurrence of any one or more of the following events:

4.1.1      Death by employee or complete bankruptcy of the company.

4.1.2      Termination by the Company for Cause.  The Company may, as its option, terminate the Employee’s employment for Cause (as defined herein) upon giving notice of termination to Employee.  Employee’s employment shall terminate on the date on which such notice shall be given.  For purposes hereof, “Cause” shall mean Employee’s (i) conviction of, guilty plea to or confession of guilt of a felony, (ii) commission of fraudulent, illegal or dishonest acts, (iii) willful misconduct or gross negligence which reasonably could be expected to be materially injurious to the business, operations or reputation of the Company (monetarily or otherwise), (iv) failure to perform Employee’s duties as assigned to Employee from time to time or (v) other material breach of this agreement.

4.1.3      Termination By Employee.  Employee may terminate Employee’s employment for any reason whatsoever by giving one hundred eighty (180) days prior notice of termination to the Company.

4.1.4      Disability.  In the event of Employee’s Disability (as defined below), the Company will have the option to terminate Employee’s employment by giving a written notice of termination to Employee.  Such notice shall specify the date of termination, which date shall not be earlier than sixty (60) days after such notice is given.  For purposes of the Agreement, “Disability” means the inability of Employee to substantially perform Employee’s duties hereunder for 90 days out of 180 consecutive days as a result of a  physical or mental illness, all as determined in good faith by the Board.

4.2         Company’s Obligation Upon Termination Without Cause.  In the event that Employee’s employment shall be terminated, the Company shall pay Employee (a) all Base Salary earned but unpaid through the date of termination, (b) any Bonus earned on or prior to the date of termination, but not yet paid, and (c) Base Salary for a period of one year from the date of termination in accordance with the Company’s regular payroll practices then in effect and Bonus equivalent to the Bonus received by Employee in the most recent year.  In addition, the Company shall reimburse Employee for any expenses incurred through the date of such termination in accordance with Section 3.2 hereof.

4.2.1      Termination by Employee by the Company for Cause.  In the event that Employee’s employment shall be terminated by Employee pursuant to Section 4.1.2 hereof (or if Employee voluntarily resigns otherwise than in accordance with such Section prior to the expiration  of the then current term of this Agreement), Employee shall be entitled to no further compensation or other benefits under this Agreement other than any Base Salary and any Bonus earned on or prior to the date of such termination, but not yet paid.  In addition, the Company shall reimburse Employee for any expenses incurred through the date of such termination in accordance with Section 3.2 hereof.

4.2.2      Termination upon Expiration of the Employee Term.   Upon expiration of the term of this Agreement, Employee shall be entitled to no further compensation or other benefits under this Agreement other than Base Salary earned, but unpaid, through the date of termination and Bonus earned on or prior to the end of such term, but not yet paid.  In addition, the Company shall reimburse Employee for any expenses incurred through the date of such termination in accordance with Section 3.2 hereof.

4.2.3      Termination Due to Death or Disability.  In the event that Employee’s employment shall be terminated by the Company pursuant to Section 4.1.1 or 4.1.4 hereof, the Company shall pay Employee (a) all Base Salary earned but unpaid through the date of termination, and (b) any Bonus earned on or prior to the date of termination, but not yet paid.  In addition, the Company shall reimburse Employee for any expenses incurred through the date of termination in accordance with Section 3.2 hereof.

4.3         Nature of  Payments.  All amounts to be paid by the Company to Employee pursuant to this Section 4 (other than Base Salary or reimbursement of expenses or amounts paid) shall be considered by the parties to be severance payments.  In the event that such payments shall be treated as damages, it is expressly acknowledged by the parties that damages to Employee for termination of employment would be difficult to ascertain and the above amounts are reasonable estimates thereof and are not a penalty.

5.           Non-Solicitation; Noncompetition.  During the term of this Agreement, and for a period of six (6) months thereafter (following termination for any reason), Employee shall not:

(a) induce or attempt to induce, directly or indirectly, any then current customer or client of the Company to cease doing business, in whole or in part, with the Company or solicit or divert, directly or indirectly, the business of any such customer or client, or any identified potential customer or client, for Employee’s own account or for the account of any other person or entity;

(b) solicit or induce, directly or indirectly, any person or entity, including any third-party service  provider, distributor or supplier of the Company, to terminate its relationship with the Company or otherwise interfere with such relationship;

(c) for Employee’s own account or for the account of any other person or entity, solicit, interfere with or endeavor to cause, directly or indirectly, any employee or agent of the Company or induce or attempt to induce, directly or indirectly, any employee or agent of the  Company to leave employment or terminate its agency with the Company or induce attempt to its agency with the Company or induce or attempt to induce, directly or indirectly, any such employee or agent to breach an employment or agency agreement or arrangement with the Company; or

(d) either for Employee or on behalf of any person or entity, directly or indirectly own, control or participate in the ownership or control of, or be employed by or on behalf of, any business which is directly competitive with the business of the Company, within the United States of America or any country in which the Company then conducts or proposes to conduct business, without the express written consent of the Company.

6.            Property Rights.  With respect to information, inventions and discoveries developed, made or conceived of by Employee, either along or with others, at any time during Employee’s employment by the Company and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by Employee) is considered engaging, Employee agrees:

(a) that all such information, inventions and discoveries, whether or not patented or patentable, shall be and remain the exclusive property of the Company.

(b) to disclose promptly to an authorized representative of the Company all such information in  Employee’s possession as to possible application and uses thereof;

(c) not to file any patent application relating to any such invention or discovery except with the prior written consent or an authorized officer of the Company;

(d) that Employee hereby waives and releases any and all rights Employee may have in and to such information, inventions and discoveries’ and hereby assigns to the Company and/or its nominees all of Employee’s right, title and interest in them, and all Employee’s right, title and interest in any patent, patent application, copyright or other property right based thereon.  Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for Employee and in Employee’s behalf and stead to execute and file Any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Employee; and

(e) at the request of the Company and without expense to Employee, to execute such documents and perform such other acts as the Company deems necessary or appropriate for  the Company to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such inventions and any patent applications and patents relating thereto.

7.           Confidentiality.  With respect to the information, inventions and discoveries referred to in Section 6 hereof, and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from graphic materials or otherwise (except such as is generally available through publication), obtained by Employee during or as a result of Employee’s employment by the Company and relating to any invention, improvement, enhancement, product, know-how, formula, software, process, apparatus, design, concept or other creation, or to any use of any of them, or to materials, tolerances, specifications, costs, (including, without limitation, manufacturing costs), prices, or to any plans of the Company, or to any other trade secret or proprietary information of the company, Employee agrees:

(a) to hold all such information, inventions and discoveries in strict confidence and not to publish or otherwise disclose any thereof to any person or entity other than the Company, except with the prior written consent of an authorized officer of the Company;

(b) to take all reasonable precautions to assurance that all such information, inventions and discoveries are properly protected from access by unauthorized persons;

(c) to make no use of nor exploit in any way any such information, invention or discovery except as required in the performance of Employee’s employment duties for the Company; and

(d) upon termination of Employee’s employment  by the Company, or at any time upon request of the Company, to deliver to it all graphic materials and all substances, models, software, prototypes and the like containing or relating to any such information, invention or discovery, all of which graphic materials and other things shall be and remain the exclusive property of the Company.

For purposes of this Agreement, the term “graphic materials” includes, without limitation, letters, memoranda, reports, notes, notebooks, books of account, prints, specifications, formulae software, data print-outs, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies, excerpts and summaries thereof.

8.           Post-Termination Period.  Any discovery relating to the business of the Company made by Employee within one year after the termination of Employee’s employment with the Company for any reason shall be deemed to have been made or conceived during Employee’s employment by the Company.

9.           No Conflicts.  Employee agrees and acknowledges that Employee’s employment by the Company and compliance with this Agreement do not and will not breach any agreement made by Employee to keep in confidence information acquired by Employee prior to or outside of Employee’s employment with the Company.  Employee will comply with any and all valid obligations which Employee may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be.  Employee has supplied or shall promptly supply to the Company upon its request a copy of each written agreement setting forth any such obligation, Employee hereby agrees and acknowledges that Employee has not brought and will not bring with Employee for use in the performance of duties at the Company any materials, documents or information of a former employer or any third party that are not generally available to the public, unless Employee has express written authorization from the owner thereof for possession and use or Employee otherwise has undisputed proprietary rights to such material documents or information.

10.         Specific Performance.  Without intending to limit the remedies available to the Company, Employee agrees that damages at law would be an inadequate remedy to the Company in the event that Employee shall breach or attempt to breach any of the provisions of Sections 5, 6, 7, 8, or 9 hereof and that the Company may apply for and, without the posting of any bond or other security, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to enforce specifically, any of the covenants contained in such Sections.  Such injunctive relief in such court shall be available to the Company in lieu of any arbitration proceeding pursuant to Section 12 hereof.

11.         Survival.  The provisions of Sections 4, 5, 6, 7, 8, 10, 12, 13.1 and 13.4 shall survive any termination of this Agreement.  In furtherance and not in limitation of the preceding sentence, Employee’s obligations under Sections 5, 6 and 7 hereof shall remain in effect throughout Employee’s employment by the Company and ever thereafter, unaffected by any transfer to a subsidiary or affiliate of the Company and without regard to the reason for termination of Employee’s employment.

12.         Arbitration.  Any controversy or claim based on, arising out of or relating to the interpretation and performance of this Agreement or any termination hereof shall be solely and finally settled by arbitration under the rules of the American Arbitration Association, and judgment on the award rendered in the arbitration may be entered in any court having jurisdiction thereof.  Any such arbitration shall be in New York, NY, and shall be submitted to a single arbitrator appointed by the mutual consent of the parties or, in the absence of such consent, by application of any party to the American Arbitration Association.  A decision of the arbitrator shall be final end binding upon the parties, and the arbitrator shall be authorized to apportion fees and expenses (including counsel fees and expenses) as the arbitrator shall doom appropriate.  In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party will bear the fee and expenses of its own attorney.  The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than (i) post-arbitration actions seeking to enforce an arbitration award and (ii) actions seeking appropriate equitable or injunctive relief pursuant to Section 10 hereof.

13.         Miscellaneous.

13.1       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

13.2       Entire Agreement; Amendment.  This Agreement and the Shareholder and Equity Agreement between the Company and employee contain the compete understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all  prior understandings and agreements, written or oral, between the parties hereto relating to the subject matter hereof.  This Agreement may not be amended or modified except in a writing signed by the parties hereto.

13.3       Assignment.  This Agreement, and the rights and obligations hereunder, shall not be assigned or delegated by any party hereto without the prior written consent to the other party, except (a) with respect to an assignment by the Company, to any affiliate of the Company or (b) pursuant to a merger or consolidation involving the Company or pursuant to the sale of all or substantially all of the assets of the Company.

13.4       Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, (i) the remaining provision of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law and (ii) any such invalidity or unenforceability shall be deemed replaced by a term or provision determined by the parties as coming closest to expressing the intention of the invalid or unenforceable term or provision.

13.5       Notice.  Any notice to be given hereunder shall be in writing and either delivered in person, by nationally recognized overnight courier, by facsimile or by registered or certified first class mail, postage prepaid with return receipt requested, addressed (a) if to the Company at 12 Route 17 North-Suite 210, Parumus, NJ 07652 with a further copy to Michael H. Maizes, Esq., Maizes & Maizes, LLP, 2027 Williamsbridge Road, Bronx, NY 10461-1630 and (b) if to Richard P. Kundrat, at Kundrat Associates, Inc., 39 Flaming Arrow Road, Mahwah, NJ 07430.  Notices delivered personally shall be deemed given as of actual receipt: notices sent via facsimile transmission shall be deemed given as one business day following sender’s receipt from sender’s facsimile machine or written confirmation of transmission thereof: notices sent by overnight courier shall be deemed given as of the one business day following sending; and notices mailed shall be deemed given as of five business days after proper mailing.  Any party may change its address in a notice given to the other party in accordance with this Section 13.5

13.6       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors (including without limitation, any successor by merger or sale of all or substantially all assets) and permitted assigns.

13.7       Further Assurance.  Employee shall execute and deliver all instruments and other documents which, in the opinion of the Company, may be necessary or appropriate to carry out the terms of this Agreement.

13.8       Headings.  The Section headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

13.9       Interpretation.  For purposes of Sections 5, 6, 7, 8 and 9 the “Company” shall include any subsidiary or affiliate of the Company for which Employee renders services (even if Employee’s entire compensation shall have been paid by NuVim, Inc.).

13.10     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

NUVIM INCORPORATED

By:	/s/ RICHARD KUNDRAT

Name Richard Kundrat
Title President

/s/ JOHN L. SULLIVAN

John L. Sullivan